Exhibit No. 10.30
AGREEMENT & RELEASE
     This Agreement and Release (this “Agreement”), by and between Datascope Corp. (the “Company”), Getinge AB (“Getinge”) and Lawrence Saper (“Executive”), is entered into on December 31, 2008 (the “Effective Date”).
     WHEREAS, the Company and Getinge have entered into an Agreement and Plan of Merger, dated as of September 15, 2008 (the “Merger Agreement”), pursuant to which Getinge has agreed to acquire the Company (the “Merger”);
     WHEREAS. the closing of the Merger will constitute a change in ownership of the Company for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”);
     WHEREAS, Executive currently serves as Chairman and Chief Executive Officer of the Company pursuant to an Amended and Restated Employment Agreement, dated as of December 31, 2008 ( the “Employment Agreement”); and
     WHEREAS, the Company, Getinge and Executive intend for a lump sum payment to be made to Executive upon the closing of the Merger, and desire that the terms and conditions of Executive’s payment shall be governed by this Agreement.
     NOW, THEREFORE, the Company, Getinge and Executive agree as follows:
     1. Employment Status. Executive will continue his employment with the Company under the terms of the Employment Agreement through the closing of the Merger (the “Merger Date”). Accordingly, Executive will maintain his current salary and benefits through the Merger Date and will continue perform his duties as provided for under the Employment Agreement.
     2. Agreement Payment; Release. Subject to the closing of the Merger and Executive’s execution of a release, within 35 days after the Merger Date, in substantially the form of Exhibit A (the “Release”), Executive shall receive a lump sum payment of $26,475,000 (the “Agreement Payment”), payable within 10 days following execution of the Release, (provided that if such tenth day is not a business day, the next business day and in no event later than 45 days following the Merger Date). Such payment is subject to applicable tax withholding. The parties acknowledge and agree that the primary source of funds for the Agreement Payment shall be the trust created by that certain Grantor Trust Agreement, dated as of September 4, 2001, by and between the Company and Wachovia Bank, N.A, as trustee, to the extent sufficient funds are held in trust in order to make such payment and to satisfy the Company’s other continuing trust obligations.
     3. Executive’s Rights and Company’s Obligations. Except as provided in subparagraphs (a) through (e) below, the Agreement Payment shall be in full satisfaction of, and shall replace and supersede, all of the Company’s obligations to Executive in connection with and following Executive’s subsequent termination of employment, including, but not limited to: (i) Retirement Benefits as defined in Section 5(c) of the Employment Agreement, (ii) any severance payments pursuant to Section 9(b) of the Employment Agreement, (iii) any continuation of employee benefit plans and arrangements pursuant to Section 9(c) of the Employment Agreement and (iv) that certain Split-Dollar Agreement, dated July 25,

1994, between Executive and the Company. This Agreement shall not affect, modify or amend Executive’s rights with respect to the following:
     (a) Pension and 401(k) Benefits. Executive is a participant in the Datascope Corp. Define Benefit Pension Plan and the Datascope Corp. 401(k) Savings and Supplemental Retirement Plan. Executive shall continue to be entitled to his retirement benefits under both plans and such benefits are not affected by this Agreement.
     (b) Medical Benefits. Upon termination of Executive’s employment, Executive and his spouse (provided that she is at the time covered by the Company’s medical benefit plan) shall receive 18 months of COBRA continuation of benefits at the same cost as a similarly situated active employee would pay for such coverage. After the end of each consecutive six-month period within such 18-month period, upon application by Executive with proof of payment, the Company shall reimburse Executive for the cost paid by him for such COBRA continuation and also for such additional cost for medical care for himself and his spouse as he may have incurred during such six-month period.
Following the end of the 18-month period of COBRA continuation, the Company shall reimburse the Executive for medical benefits coverage on the following basis:
     (i) Executive shall apply for and maintain a Medicare Supplement policy of his choice and shall be responsible for paying the full cost of such coverage. After the end of each quarterly coverage period, upon application by him with proof of payment, the Company shall reimburse Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or the Medicare Supplement policy as he may have incurred on behalf of himself during such three-month period.
     (ii) While Executive’s spouse (to whom he was married at the time of his termination of employment) is under age 65, she shall apply for an individual pre-65 guaranteed-issue health insurance policy, in New York or New Jersey as applicable, and Executive shall pay for the cost of such coverage. After the end of each quarterly coverage period, upon application by Executive with proof of payment, the Company shall reimburse Executive for the full amount paid by him for such quarterly coverage, and also for such out-of-pocket costs not covered by such policy as he may have incurred on behalf of his spouse during such three-month period.
     (iii) Upon Executive’s spouse (to whom he was married at the time of his termination of employment) reaching Medicare entitlement age, such spouse shall maintain a Medicare Supplement policy, and Executive shall be responsible for paying the full cost of such coverage for such spouse. After the end of each quarterly coverage period, upon application by him with proof of payment, the Corporation shall reimburse Executive for the full amount paid by him for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as he may have incurred on behalf of his spouse during such three-month period.
     (iv) In the event that Executive predeceases his spouse (to whom he was married at the time of his termination), she may maintain for herself for her lifetime the medical benefits coverage referred to in paragraphs (ii) and (iii) above, as either may be applicable at any time. If she does maintain such coverage, after the end of each quarterly coverage period, upon application by her with proof of payment, the Company shall reimburse her for the full amount paid by her for such quarterly coverage and also for such out-of-pocket costs not covered by Medicare or such Medicare Supplement policy as she may have incurred on behalf of herself during such three-month period.
Notwithstanding anything contained herein to the contrary, all reimbursements pursuant to this Section 3(b) shall be made as soon as administratively practicable after application and proof of payment has been received by the Company, but in no event more than 30 days after application and proof of payment have been received by the Company nor after the last day of the calendar year following the calendar year in which such expenses were incurred.
     (c) Pro rata Bonus. The Company shall pay to Executive at the same time it pays the Agreement Payment an amount, as approved by the Company’s compensation committee, equal to the product of his target bonus for the fiscal year in which the Merger occurs multiplied by a fraction, the numerator of which is the number of days in the fiscal year up to the Merger Date and the denominator of which is 365.
     (d) Accrued Benefits. Upon a termination of Executive’s employment, the Company shall pay to Executive his salary and unused vacation accrued through the date of such termination, and shall reimburse Executive in accordance with the Company’s reimbursement policy for any expenses he properly incurred prior to such termination of employment. Accrued salary and vacation shall be paid within 30 days of the termination of employment. The expense reimbursement shall be paid as soon as administratively practicable, but in no event more than 45 days after submission of required documentation nor after the last day of the calendar year following the calendar year in which such expenses were incurred.
     (e) Indemnification and D&O Policy Coverage. Executive rights shall continue under (i) the respective certificates of incorporation, bylaws or other organizational documents of the Company or of any of its subsidiaries or affiliates, (ii) the Indemnification Agreement, dated August 26, 2003, between the Company and Executive and/or (iii) Section 5.8 of the Merger Agreement, in each case, in accordance with and subject to the terms and provisions of such documents and agreements. Executive shall also be entitled to coverage under the Company’s officers’ and directors’ liability insurance policy as provided under Section 5.8 of the Merger Agreement.
     4. Exercise of Stock Options. All of Executive’s outstanding options to purchase shares of Company common stock (“Options”) are fully vested and exercisable as of the Effective Date. Executive hereby agrees to exercise, on or before December 31, 2008, Options to acquire 169,000 shares of Common Stock of the Company.
     5. Non-Disparagement. Except as may be required by law or subpoena, Executive agrees that he will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of the Company, its parents, subsidiaries, affiliates, or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, and officers to anyone, including but not limited to the media, internet blogs, public interest groups and publishing companies. The non-disparagement prohibition in the immediately preceding sentence with respect to representatives, directors and officers shall apply to such persons only in their capacity as representatives, directors and officers of the Company, its parents, subsidiaries, affiliates, or related entities. The Company agrees that the Company, its parents, subsidiaries, affiliates or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors and officers will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm Executive’s business or reputation to anyone, including but not limited to the media, internet blogs, public interest groups and publishing companies. If the Company or any of its parents, subsidiaries, affiliates or related entities, or any of their respective past and present predecessors, successors, assigns, representatives, directors or officers directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm Executive’s business or reputation, Executive may appropriately respond to such statements and opinions without being in violation of this Section 5.
     6. Return of Materials. Executive hereby agrees that he will deliver within 30 days of the termination of his employment, all memoranda, notes, records, manuals, or other documents, whether made or compiled by Executive or furnished to him from any source by virtue of his employment with the Company. In addition, Executive agrees to return, within such 30-day period, all property of the Company, including all credit or charge cards, keys and Company-owned computer or telecommunications equipment.
     7. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     8. Code Section 409A. The Company makes no representation or warranty to Executive or other person regarding compliance with, or exemption from, Section 409A of the Internal Revenue Code with respect to any payment or benefit provided by this Agreement. Executive agrees that he shall bear sole and exclusive responsibility for any and all federal, state, local or other tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement. Executive should consult with his own tax advisor in connection with this Agreement and its tax consequences.
It is the intention of the parties hereto that payments and benefits under this Agreement be interpreted to be exempt from or in compliance with Section 409A and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of his death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.
     9. Successors of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     10. Successors of Executive. This Agreement shall inure to the benefit of and be binding upon Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     11. Guarantee of Getinge. Getinge agrees to guarantee the performance of the Company (or it successors) under this Agreement. Upon any failure of the Company (or its successor) to timely pay to Executive (or his successors) any amount payable under this Agreement or, to timely pay to the insurance company the premiums referred to in Section 3(c) hereof, Getinge shall pay to the appropriate person such amount within 30 days of the receipt of written notice from Executive (or his successors) if, at the time Getinge is required to make the payment, the amount had not been paid by the Company (or its successor).
     12. Legal Fees. The Company shall reimburse Executive for all legal fees and expenses incurred by him in connection with enforcing his rights under this Agreement. Such reimbursement to occur as soon as administratively practicable, but in no event after the last day of the calendar year following the calendar year in which such expenses were incurred
     13. Entire Agreement. This Agreement, together with those agreements referred to herein, constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Company and Executive.
     14. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York, without giving effect to the choice of law provisions thereof. Executive and the Company hereby irrevocably submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the state and federal courts located in New York. Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process from the courts of New York.
     15. Expiration of Agreement. This Agreement shall expire on the earlier to occur of (i) June 15, 2009, if the Merger is not closed by such date, or (ii) the termination of the Merger Agreement in accordance with its terms and provisions.
     16. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and said counterparts when taken together shall constitute but one and the same instrument and may be sufficiently evidenced by one set of counterparts.
(signatures on the following page)

          Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

DATASCOPE CORP.		EXECUTIVE

By:	/s/ Henry M. Scaramelli	By:	/s/ Lawrence Saper
Name:	Henry M. Scaramelli		Lawrence Saper
Title:	Vice President, Finance and		President and Chief Executive Officer of
	Chief Financial Officer		the Company

Date Signed: 12/31/2008			Date Signed: 12/30/2008
GETINGE AB

By: Name:	/s/ John Malmquist John Malmquist
Title:	President and Chief Executive Officer
Date Signed: 12/31/2008

EXHIBIT A
RELEASE OF CLAIMS
     This Release of Claims is executed by Lawrence Saper (the “Executive”) in consideration for certain promises by Parent, Getinge AB, as successor to Datascope Corp. (the “Company”) contained in the Agreement and Release, dated December 31, 2008 (the “Agreement”).
     WHEREAS, as a condition to receiving the Agreement Payment as provided in the Agreement, the Company and Executive agree that Executive will execute this Release of Claims for each and every claim, action or right of any sort, known or unknown, that Executive may have against Company; and,
     WHEREAS, Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Release of Claims; and
     WHEREAS, Company advises Executive to consult with a lawyer before signing this Release of Claims; and
     WHEREAS, Executive acknowledges that the consideration provided for this Release of Claims is sufficient to support the release of claims; and
     WHEREAS, Executive represents that he has not filed any charges, claims or lawsuits against Company involving any aspect of his employment which have not been terminated as of the date of this Release of Claims.
NOW, THEREFORE, Executive agrees as follows:
     1. Release of Claims. Executive and his heirs, assigns, and agents release, waive and discharge Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Merger Date that relates to his employment with the Company and the termination of such employment, if applicable.
(a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit, workers’ compensation or disability.

(b)	Executive represents that he understands the foregoing release, that rights and claims under ADEA are among the rights and claims against Company that he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Merger Date.

(c)	Executive further agrees never to sue Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents to be sued regarding any matter within the scope of the above release. If Executive violates this Paragraph 1, Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.
(d)	Nothing herein is intended to or shall in any manner release, diminish or impair Executive’s rights (i) under the Agreement, (ii) to exculpation, indemnification, advancement of expenses and other rights existing in favor of Executive as provided in (x) the respective certificates of incorporation, bylaws or other organizational documents of the Company or of any of its subsidiaries or affiliates, (y) the Indemnification Agreement, dated August 26, 2003, between the Company and Executive and/or (z) Section 5.8 of the Merger Agreement and (iii) to coverage under the Company’s officers’ and directors’ liability insurance policy as provided under Section 5.8 of the Merger Agreement.
     2. Executive may revoke this Release of Claims in writing within seven (7) days of signing it by sending written notice of revocation to the Company. This Release of Claims will not take effect until eighth day after it is delivered to Company, and only if the release is not revoked by Executive during the revocation period.
     3. Executive represents and warrants that, as of the date of this Release of Claims, he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

By:
	Lawrence Saper	Date Signed